EXHIBIT 10.46

                       FOOD PREPARATION AGREEMENT
                                 BETWEEN
                        LIFESTREAM SERVICES, INC.
                                   AND
                   LINDLEY FOOD SERVICE CORPORATATION
         (A wholly owned subsidiary of HOST AMERICA CORPORATION)


THIS AGREEMENT, made this 1st day of July, 2002, by and between LifeStream Services, Inc. 1701 Pilgrim Boulevard, P.O. Box 308, Yorktown, Indiana 47396-0308 (hereinafter referred to as LIFESTREAM), and Lindley Food Service Corporation, a wholly owned subsidiary of HOST AMERICA
CORPORATION, 201 Wallace Street, New Haven, Connecticut   06511
(hereinafter referred to as LINDLEY) for the provision of food service to individuals in Blackford, Delaware, Grant, Henry, Jay, Madison, and Randolph Counties in the State of Indiana. Food service shall include the preparation and packaging for distribution of home delivered meals and congregate meals as outlined in this Contract and as indicated in
Exhibit 1.

                          W I T N E S S E T H:
                          --------------------

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

     1. TERM: This Agreement shall become effective on or about July 1, 2002 and shall continue until the 30th day of June, 2004. Unless terminated in the manner hereinafter set forth, this Agreement shall automatically renew for successive one (1) year terms beginning July 1, 2004.

     2. TERMINATION: Either party may give notice of termination, without cause, by giving such notice in writing, by registered mail, directed to the other party at least ninety (90) days prior to the intended termination date. LIFESTREAM may terminate this Agreement for any material breach by LINDLEY of its obligations hereunder by providing written notice of termination to LINDLEY. If LINDLEY fails to cure the breach within thirty- (30) days from the date of such notification, this Agreement shall terminate upon the expiration of such thirty- (30) day period.

     3. NOTICE: Any notice required or permitted to be given shall be in writing and shall be mailed by registered mail or personal delivery, with notice being deemed to be given three (3) days after it is mailed or upon receipt if personally delivered.
          Any notice to be given hereunder shall, if to LINDLEY, be sent to Gil Rossomando, President, Lindley Food Service Corporation, 201 Wallace Street, New Haven, CT 06511. Any notice to be given hereunder shall, if to LIFESTREAM, be sent to William H. Boothe, President/CEO, LifeStream Services, Inc., P O Box 308, 1701 Pilgrim Boulevard, Yorktown, IN 47396-0308. If the name of the person to be

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          notified shall change, the notice of change of person shall be provided as set forth in this paragraph.

     4. EXCLUSIVE RIGHTS: LINDLEY shall have the exclusive rights and privileges to operate as an independent contractor in the provision of nutritious quality food services for the Congregate and Home Delivered Nutrition Program according to the requirements as described in the Bid Specifications (See
          Exhibit 1).

     5. INCORPORATION OF BID SPECIFICATIONS: Except as provided specifically elsewhere in this Agreement, LINDLEY agrees to comply with the terms of the "BID SPECIFICATIONS", which BID SPECIFICATIONS are attached hereto, made a part hereof, and marked "Exhibit 1." If the terms of the BID SPECIFICATIONS and of this Agreement shall conflict, then the terms of this Agreement outside of the BID SPECIFICATIONS shall govern.

     6. EQUIPMENT LOCATION: LINDLEY's food preparation as required by the terms of this Agreement shall take place at the existing central kitchen located at 2100 North Granville Avenue, Muncie, Indiana. LIFESTREAM has equipment located at the central kitchen, which equipment shall be available for usage by LINDLEY at no charge. If other equipment is needed by LINDLEY to perform its responsibilities under the terms of this Agreement, LINDLEY shall provide the additional equipment at no charge to LIFESTREAM.

     7. EQUIPMENT OWNERSHIP: It is understood and agreed that any equipment purchased by LINDLEY in order to perform the services required under the terms of this Agreement shall remain LINDLEY's property at all times. LIFESTREAM will take reasonable precautions to protect said machines and equipment from damage and will permit LINDLEY to remove them upon termination of this Agreement. LIFESTREAM will furnish to LINDLEY, without charge, food preparation equipment, owned by LIFESTREAM, and to be used in connection with the food service. LINDLEY will arrange for installation and ongoing payment for all rent, utilities (including refrigeration, freezer space, heat, light, water, and electricity), and phone costs associated with operating the Central Kitchen.

     8. MAINTENANCE, OPERATION, AND EQUIPMENT: LINDLEY shall prepare meals for LIFESTREAM to distribute to the following locations:

               *    Serving Sites

               *    Homebound clients and/or dispersion sites

          The division of responsibility between LIFESTREAM and LINDLEY is hereafter provided:

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          LIFESTREAM will be responsible for:

          a) Providing daily meal counts to LINDLEY for both Congregate and Homebound deliveries Monday through Friday, by 1:00 p.m. of the previous day.
          b) Furnishing maintenance services on all LIFESTREAM owned equipment. When maintenance is insufficient to have the equipment in proper working condition, LIFESTREAM shall replace the equipment with comparable equipment which will be in working condition. If LINDLEY employees cause damage to LIFESTREAM owned equipment through their own negligence, then LINDLEY shall be responsible for replacement of the damaged equipment.

          c) Delivering all Congregate and Home Delivered meals to their destination.

          LINDLEY will be responsible for:

          a)   Preparation of meals, including:

               i)   Performing all buying and record keeping functions.

               ii) Employing and training food service employees including the employing of a registered dietician.

               iii) Furnishing sufficient supervisory personnel to
                    establish and maintain the operation at a high standard.

               iv)  Instituting reliable food cost control methods.

          b) Keeping the kitchen equipment, including all of the LIFESTREAM owned equipment as listed in Exhibit 1, in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations, and rules of Federal, State, and Local authorities.

          c) Routine cleaning of the kitchen, storage areas, offices, and the loading dock in accordance with HACCP standards to assure sanitation conditions are met as stated in Exhibit 1.

          d) Posting all Congregate and Home Delivered menus, for distribution to LIFESTREAM and LIFESTREAM consumers, with said menus being nutritionally acceptable according to the standards set forth in Exhibit 1. Menus will be prepared in a four (4) week cycle. Menus will be reviewed and approved by LIFESTREAM's Nutrition Program staff. All menus will be approved and signed by LINDLEY's dietician.

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          e)   Having the meal products, either in individual format,
               packed, and/or bulk prepared and ready for a Home Delivery Driver upon their arrival at the central kitchen, to pick up said products within a five (5) minute time frame.

          f) Assisting Home Delivery Drivers with packing their vehicles to expedite the time-in-process for the meal products.

          g) Assisting Home Delivery Drivers with closing out the day's work with that assistance including unloading from the Home Delivery vehicles all equipment and unused meal product, and preparing the vehicle for next day's delivery.

          h) Assuring appropriate inventory controls for all products that leave the kitchen.

     9. LICENSES AND PERMITS: LINDLEY shall obtain, as a cost of operation prior to commencing operations at LINDLEY's premises at the central kitchen as described above, all necessary permits, licenses, and other approvals required by law, and as outlined in Exhibit 1, for its operation as identified in this Agreement.

     10. RECORDS: LINDLEY will at all times maintain an accurate record including a daily lunch count of all LIFESTREAM participants and include it in a monthly report to LIFESTREAM. LINDLEY will also keep inventories of all merchandise and sales in connection with the operation of the food service. LINDLEY shall keep all such records on file for at least a period of three (3) years, and LINDLEY shall give LIFESTREAM and its agents the privilege, at any time, of auditing its records.
          All sales, for the purpose of this Agreement, are defined as cash collections less applicable Federal, State, and Local taxes for which LINDLEY has the sole responsibility to collect, report, and pay to the taxing authorities.

     11. INSURANCE: During the term of this Agreement, LINDLEY will provide and maintain, with an insurance carrier licensed to do business in the State of Indiana, not less than two million dollars ($2,000,000.00) worth of general liability, automobile, and excess liability insurance. LINDLEY will also provide a ten million dollar ($10,000,000.00) umbrella policy in excess of the two million dollar ($2,000,000.00) policy.
          Additionally, LINDLEY will provide LIFESTREAM performance and dishonesty insurance equal to one-quarter (1/4) of the value of this Contract as stated in the BID SPECIFICATIONS at the 350,000 annually served meal amount. Said insurance will be in lieu of a performance bond. LIFESTREAM will be a named insured under each such policy as indicated in Exhibit 1. Further, LIFESTREAM will receive not less than thirty- (30) days notice of any termination or modification of such policies directly from the provider.

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          LINDLEY will provide LIFESTREAM with documentation evidencing its compliance (and continued compliance with this Section) upon request by LIFESTREAM. LINDLEY will indemnify and hold LIFESTREAM, its employees, guests, visitors, clients, and tenants, their employees, guests, visitors, customers, and clients harmless from any and all loss, damage, or liability arising directly or indirectly out of LINDLEY's operation under this Agreement. This includes the operation of the equipment, and acts of omission or negligence of LINDLEY's employees, contractors, or agents when engaged in operations under this Agreement.

     12. PERSONNEL POLICIES: All food service employees will be on LINDLEY's payroll and shall be the employees of LINDLEY. No employee of LINDLEY shall be deemed an employee of LIFESTREAM, and no employee of LIFFESTREAM shall be deemed an employee of LINDLEY. All persons employed by LINDLEY at the central kitchen shall appear to be clean and shall, while on duty, be clothed in presentable uniforms that are also clean and sanitary. LINDLEY employees shall comply with its rules and regulations at any time promulgated by LINDLEY for the safe, orderly, and efficient conduct of all activities being carried out while on its premises. LINDLEY shall not retain at the premises, any employee deemed not acceptable for any reason. LINDLEY, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex, or disability. LINDLEY's employment practices will meet the requirements of the Fair Labor Standards Act, as well as all other regulations required by the United States Department of Labor. LINDLEY will identify itself as an equal opportunity employer and will be bound by all other business practices as stated in Exhibit 1.

     13. EMPLOYEE OPPORTUNITY/ACCOMODATION: It will be the practice of LINDLEY to give first-preference of employment to those individuals (of the seven county service area of LIFESTREAM) that were employed by the previous provider of the LIFESTREAM Nutrition Program. Further, should LIFESTREAM choose to do so, LINDLEY agrees to permit LIFESTREAM to provide suitable office space for a Home Delivery Manager, to be employed by LIFESTREAM, out of the Central Kitchen at no cost to LIFESTREAM.

     14. BILLING: Billing by LINDLEY will be made to LIFESTREAM on a weekly cycle. Billing will include the number and type of meal ordered, served, and billed per site, route, and total number of meals ordered, served, and billed for that week. LIFESTREAM will render payment to LINDLEY within thirty (30) days after receipt of billing, provided contract funds have been received by LIFESTREAM from appropriate funding sources.

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          Decisions and adjustments concerning shortages and errors will be addressed by LIFESTREAM. If all or part of a meal is delivered substandard for any reason, LIFESTREAM will not be invoiced for that meal. If an entre item is omitted, and not replaced before serving time, the full cost of the meal will be deducted from the billing. If the beverage, bread, butter, or other condiments or items are omitted, the actual cost of the item will be deducted. In the event LINDLEY's product, in the opinion of LIFESTREAM, does not meet specifications as outlined in Exhibit 1 up to and including delivery to the meal consumer, LINDLEY will be responsible for all costs associated with the replacement meal or meal item. LINDLEY will be notified of the shortage or replacement, and the replacement will be deducted from LINDLEY's invoice.

     15. CHARGES AND COMMISSIONS: LIFESTREAM agrees to compensate LINDLEY in accordance with the Financial Addendum A attached hereto, made a part hereof, and marked "Financial Addendum A." Reimbursement to LIFESTREAM in the form of commission for meals produced for customers other than those of LIFESTREAM, will be in the amount of seventeen cents ($.17) per meal. Said meal rates and commission rates are negotiable between LIFESTREAM and LINDLEY for the period of this Agreement through a mutual agreement between LIFESTREAM and LINDLEY of meal rates and commission rates other than those stated above.

          LINDLEY shall be responsible for all costs of operation of the food services described herein, and wages, salaries, and benefits of its employees engaged to provide such services. In addition, LINDLEY shall charge any applicable sales tax to all that purchase food from LINDLEY, and LINDLEY shall be responsible for remittance of such taxes to the proper authorities.

     16. BILLING ADJUSTMENTS: LINDLEY shall not be permitted to adjust the per-meal cost or the commission amount for the first year of this Agreement as an assurance of performance abilities, and to assure that the LIFESTREAM nutrition program operates within benchmarked revenue and expense. LINDLEY may be permitted to adjust the meal cost and commission rate after June 30, 2003 by written request, and by mutual agreement of LIFESTREAM and LINDLEY. Effective July 1, 2003, adjustment of said rates and/or amounts shall be made in the event of material cost changes (whether taxes, labor, merchandise, or equipment). It is understood that commensurate adjustments in selling prices or other financial arrangements between LIFESTREAM and LINDLEY shall be agreed upon and effected by appropriate officials of the parties. Accompanying any request for changes in selling prices or financial arrangements, LINDLEY shall provide LIFESTREAM with written documentation of said material cost changes necessitating the change. All obligations hereunder are subject

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          to Federal, State, and Local regulations.  In the event the building in which LINDLEY's machines are located, are partially or completely damaged by fire, the public enemy, or any such riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of the Agreement.

     17. ALTERNATE VENDOR PROCEDURES: In the event of a meal shortage where LINDLEY prepared a meal that was unwholesome, fails to meet specifications, or has been substituted without prior approval from LIFESTREAM, LIFESTREAM shall note all discrepancies on a mutually agreed upon form. When discrepancies exist, and when the service still must be delivered, LIFESTREAM shall procure the necessary items from an alternate vendor. LINDLEY will be responsible for establishing appropriate alternate vendors in the LIFESTREAM seven-county service area. All meals or portions of meals procured from alternate vendors must meet the one-third (1/3) Recommended Dietary Allowance necessary for all meals delivered under this agreement, and as stated in Exhibit 1.

     18. TAX EXEMPTION: It is mutually understood and agreed upon that LIFESTREAM is a 501-C3, not-for-profit institution and shall provide certification of such tax exemption to LINDLEY. The aforementioned exemption in no way absolves LINDLEY from the payment of Federal or State income taxes.

     19. PROPRIETARY INFORMATION: During the term of this Agreement, LIFESTREAM acknowledges that it may acquire or obtain access to proprietary information or materials (the "Proprietary Items") of LINDLEY and HOST AMERICA CORPORATION. Proprietary Items are defined as confidential information or materials related to the business of LINDLEY which include, but are not limited to, trade secrets, signage, trademarks, logo, trade dress, symbols, slogan emblem, computer software, recipes, diet manuals, videotapes, technical and non-technical data related to the operations, methods, techniques, processes, finances, existing and future products, procedure and/or personnel manuals, and any information which has been disclosed to LINDLEY by a third party which LINDLEY is obligated to treat as confidential.

          All Proprietary Items are confidential to and are and will remain the sole and exclusive property of LINDLEY. In the event LIFESTREAM receives, obtains access, or otherwise is exposed to any Proprietary Items, LIFESTREAM will cause its officers, employees, and agents to:

          a) Hold the Proprietary Items in trust and in strictest confidence

          b) Not produce, use, distribute, or otherwise disseminate the Proprietary Items except to the extent necessary to aid the performance of the services provided by LINDLEY under this Agreement, and

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          c)   Otherwise protect the Proprietary Items from disclosure.

          LIFESTREAM will not photocopy or otherwise duplicate any such materials without LINDLEY's written consent. All confidential information will remain LINDLEY's exclusive property and will be returned to LINDLEY immediately upon termination of this Agreement.

          Likewise, LINDLEY will protect, in the same fashion as covered above, Proprietary information that belongs to LIFESTREAM, and also ensure that all LINDLEY's employees treat LIFESTREAM's service recipient's information as confidential.

     20. ASSIGNMENT: This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. In the event that a third party acquires LINDLEY or LIFESTREAM, this Agreement may not be automatically assigned to the third party without the prior written consent of either party.

     21. MARKETING: LINDLEY will assist LIFESTREAM in marketing the Home Delivered and Congregate Meal products to the public as indicated in the Bid Proposal. LINDLEY will provide to LIFESTREAM a check upon the signing of this contract for five thousand dollars ($5,000.00) to assist in transition and marketing of the LINDLEY product to the LIFESTREAM service area.

     22. FURTHER OBLIGATIONS OF LINDLEY: LINDLEY will provide box/picnic lunches, frozen meals, hot home delivered meals, hot congregate meals, freshly prepared meals and/or shelf stable meals as requested. LINDLEY will assure that the food product reaches the customer as follows:

          a)   Hot foods will be at or above 140 degrees F

          b)   Freshly prepared foods will be at or below 45 degrees F

          c)   Frozen foods will be at or below 10 degrees F

          d)   Neutral foods will be at room temperature

          LINDLEY will provide the following:

               a)   Food serving utensils and equipment
               b)   Alcohol swabs (2 per day per serving site)
               c)   Aluminum trays
               d)   Bleach
               e)   Brown Bags

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               f)   Coffee (ground)
               g)   Coffee cups
               h)   Coffee packets (Regular)
               i)   Comet
               j)   Creamer packets (box)
               k)   Dish soap
               l)   Ice tea mix
               m)   Napkins
               n)   Non-stick coating
               o)   Oven cleaner
               p)   Paper towels
               q)   Pepper (box)
               r)   Pine Cleaner
               s)   Placemats
               t)   Plastic utensils
               u)   Salt (box)
               v)   Sandwich bags
               w)   Scratcher
               x)   Serving gloves
               y)   Serving trays
               z)   Solo cups (P550)
               aa)  Solo cup lids (PL5)
               bb)  SOS pads
               cc)  Soup bowls
               dd)  Squat cups (SD5)
               ee)  Squat cup lids (662)
               ff)  Straws
               gg)  Sugar (5# bag)
               hh)  Sweet-n-low packets
               ii)  Tea bags (box)
               jj)  Tea cups (large)
               kk)  Thank you bags
               ll)  Toilet Cleanser
               mm)  Toilet tissue
               nn)  Trash bags

          At each congregate site, LINDLEY will serve a holiday/special events menu on such days as determined by mutual agreement between LINDLEY and LIFESTREAM.

          LINDLEY will provide a birthday cake at least once a month for each congregate site on the date designated by LIFESTREAM.

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     23.  ACTIONS BETWEEN PARTIES:

          a) Jurisdiction: Any and all actions brought by either party in connection with or arising out of this Agreement shall be brought only in a court of appropriate jurisdiction in Delaware County, Indiana, or in the United States District Court for the Southern District of Indiana. LINDLEY hereby submits itself to the jurisdiction of any and all such courts for the purposes of any litigation between the parties in connection with or arising out of this Agreement.

          b) Service of Process: Any and all service of process upon LINDLEY may be given by mailing the documents to be served by certified or registered mail, return receipt requested, with postage fully paid, to LINDLEY at the following address:
               Gil Rossomando, President, Lindley Food Service Corporation, 201 Wallace Street, New Haven, CT 06511. Service shall then be deemed to occur on the date of receipt of LINDLEY of said mailing.

          c) Litigation Expense: In the event legal action is necessary to enforce the terms of this Agreement, the party successful in that legal action shall be entitled to the recovery of its attorneys' fees and court costs from the party which is unsuccessful in that litigation.

     24. GOVERNING LAW: This Agreement shall be governed by, interpreted under, construed and enforced according to the laws of the State of Indiana.

     25. HEADINGS AND CAPTIONS: All headings and captions appearing in this Agreement are inserted for purposes of convenience and reference only, and shall not be used to construe or interpret any provision hereof.

     26. SEVERABILITY: If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement and the application of any term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and all other terms shall be valid and enforceable to the fullest extent permitted by the law.

     27. WAIVER OF CONTRACTUAL RIGHT: The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     28. ENTIRE AGREEMENT; MODIFICATION: It is mutually agreed that this Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all existing agreements between the parties concerning such subject matter. It is further agreed that no alterations

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          or amendments shall be made to this Agreement unless they be in writing and approved by both parties.

     29. AUTHORITY: LIFESTREAM and LINDLEY each represent that the person executing this Agreement on their behalf has been duly and validly authorized to execute this Agreement on their behalf and that they have full power and authority under all applicable laws and their respective articles of incorporation, bylaws or governing instrument to enter into this Agreement and to perform their obligations hereunder.

LIFESTREAM SERVICES, INC.               LINDLEY FOOD SERVICE

By: /s/ WILLIAM H. BOOTHE               By: /s/ GIL ROSSOMANDO
   -----------------------------           -----------------------------
   William H. Boothe, M P H                Gil Rossomando

Title:    President/CEO                 Title:    President
      --------------------------              --------------------------
          Duly authorized                         Duly authorized

Date:                                   Date:
     ---------------------------             ---------------------------

Attest:                                 Attest:

By:                                     By:
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